Exhibit 10.53

RedChip Companies, Inc.

Investor Relations Agreement

This AGREEMENT (the “Agreement”) made and entered into this 8th day of December 2021, by and between RedChip Companies, Inc., located at 431 E. Horatio Ave, Suite 100, Maitland, FL 32751 (hereinafter referred to as “RC”) and DarkPulse, Inc. (hereinafter referred to as the “Company”) located 1345 Avenue of the Americas, 2nd Floor, New York, NY 10105.

WITNESSETH:

For and in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.   INDEPENDENT CONTRACTOR

The Company hereby hires and employs RC as an non-exclusive independent contractor; and RC does hereby accept its position as an independent contractor to the Company, upon the terms and conditions hereinafter set forth.

2.   TERM

The initial term of this Agreement shall be for Twelve (12) months, beginning on December 13th, 2021. The term set forth will commence immediately upon the approval and signing of this Agreement by both parties.

3.   DUTIES AND OBLIGATIONS: Investor Relations Services

During the RC IR, and Digital Media Program (the “IR Program Term”), RC shall have the following duties and obligations for Investor Relations Services provided to the Company, under this Agreement.

RC acknowledges that material and copy produced for the Company is subject to strict compliance with certain laws and regulations and accordingly all material and copy produced for the Company must be approved by the Company before being published. The Company must provide timely approval of all RC work and copy before such material or copy is published. The Company will delegate in writing the individual or individuals with whom RC will communicate in regard to all aspect of the material and copy produced under this agreement. RC agrees to indemnify and hold the Company harmless with respect to any claims or actions by third parties against the Company based upon any intentional or negligent act of RC or breach by RC of this Agreement, except where any such claim or action arises out of material supplied by the Company to RC.

3.1   Development of IR Strategy, analyzing, and improving all IR collateral, including power-points, press-releases, conference call scripts.

3.2   Writing, editing of all press-releases, conference call scripts and other collateral the Company requires to communicate its value proposition to Wall Street.

3.3   Fact Sheet created with overview, value proposition and investment highlights. Digital version emailed to qualified small cap investors.

431 E Horatio Ave. Suite 100, Maitland, FL 32751 (407) 644-4256 phone

www.RedChip.com

3.4   RedChip Money Report™ TV Interview aired on Bloomberg International (Europe), Family Channel, American Business Television (24×7), Action Channel, and Roku on Demand minimum 4x over a 12 month period.

3.5   Micro-Ad Video created and distributed on the RedChip Social Media Platform.

3.6   Investor Landing Page updated with all the financial data and video collaterol.

3.7   Five (5) Minute CEO Company Overview Video distributed on the RedChip Social Media Platform.

3.8   Articles written quarterly or upon material developments distributed to the RedChip network of 50,000 investors through its weekly newsletter-The RedChip Money Report™.

3.9   CEO Webinar presentations quarterly - Prerecorded 20-minute audio and video presentations.

3.10  Assistance with setting up the Company’s social media accounts, including Twitter and Facebook

3.11  RedChip will report to the Company its progress with periodic calls with management.

4.  COMPENSATION

DarkPulse, Inc. (the Company) agrees to pay RedChip Companies, Inc. (RC) the following:

4.1    $13,000 per month, the first payment due immediately upon execution of this Agreement, and thereafter on the 13th of each month.

5.  RC’S EXPENSES AND COSTS

The Company shall pay all costs of food, beverage and the rental of facilities for meetings when appropriate, provided the expenses are pre-approved by the Company.

6.  COMPANY’S DUTIES AND OBLIGATIONS

The Company shall have the following duties and obligations under this Agreement:

6.1  Use reasonable best efforts to cooperate fully and timely with RC to enable RC to perform its obligations under this Agreement.

6.2   Act diligently and promptly in reviewing materials submitted to it from time to time by RCand inform RC of any inaccuracies of which it is aware contained therein prior to the dissemination of such materials.

6.3   Give full disclosure of all material facts or information concerning the Company to RC and update such information on a timely basis.

431 E Horatio Ave. Suite 100, Maitland, FL 32751 (407) 644-4256 phone

www.RedChip.com

7.  NONDISCLOSURE

Except as may be required by law, or in the course of normal business, neither the Company nor RC shall disclose the contents and provisions of this Agreement to any individual or entity without the other party’s prior consent.

Both the Company and RC shall instruct its officers, directors, employees, agents and affiliates of this obligation. If the Company shall provide any information to RC for background or other purposes which it shall identify as confidential or non-public information, RC shall not disclose such information to any party, except as may be required by law pursuant to a written opinion of competent counsel, during the term of this Agreement and for a period of one (1)year thereafter, and RC shall inform its employees, agents, officers, directors and agents of this obligation.

8.  MISCELLANEOUS

8.1. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by email, registered or certified mail, return receipt request, postage prepaid to the parties hereto at their addresses indicated hereinafter. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

8.2  Entire Agreement. This Agreement represents the entire agreement between the parties in relation to its subject matter and supersedes and voids all prior agreements between such parties relation to such subject matter.

8.3  Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in writing signed by both parties.

8.4  Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of alike or different nature, unless such shall be signed by the person making such waivers and/or which so provides by its terms.

8.5  Captions. The captions appearing in this Agreement are inserted as matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

8.6  Situs. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the conflict of laws provisions thereof.

8.7  Benefits; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns. This Agreement may not be assigned by either party without the written consent of the other party.

8.8  Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

431 E Horatio Ave. Suite 100, Maitland, FL 32751 (407) 644-4256 phone

www.RedChip.com

This Agreement may be executed in counterpart via email and/or by fax transmission, with each counterpart being deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Company: DarkPulse, Inc.

By: /s/ Dennis O’Leary

Date:            12/15/21

Print Name: Dennis O’Leary

Title: CEO

REDCHIP COMPANIES, INC.	REDCHIP COMPANIES, INC.

By: CONFIRMED AND AGREED

/s/ Dave Gentry	/s/ Jon C. Cunningham

Duly Authorized	Witness
Dave Gentry	Jon Cunningham
Print Name	Print Name

431 E Horatio Ave. Suite 100, Maitland, FL 32751 (407) 644-4256 phone

www.RedChip.com